Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC ANNOUNCES REDEMPTION OF REMAINING MOSAIC GLOBAL

HOLDINGS INC. 11.250% SENIOR NOTES DUE 2011

PLYMOUTH, MN, February 27, 2007 – The Mosaic Company (NYSE: MOS) announced today that its subsidiary, Mosaic Global Holdings Inc. (“Mosaic Global Holdings”), is redeeming $29,395,000 aggregate principal amount of its 11.250% Senior Notes due 2011 (the “Notes”) on April 2, 2007 pursuant to the terms of the Indenture dated as of May 17, 2001 relating to the Notes. The Notes are being redeemed at a price of $1,056.25 per $1,000 principal amount, together with accrued and unpaid interest of $37.8125 per $1,000 in principal amount of the Notes. The Notes being redeemed are those remaining after Mosaic Global Holdings’ purchase pursuant to a tender offer of $374,065,000 aggregate principal amount of the Notes as part of a refinancing (the “Refinancing”) by Mosaic and its subsidiaries of certain indebtedness on December 1, 2006. Mosaic Global Holdings is funding the redemption of the remaining Notes with general corporate funds, which include proceeds of the Refinancing.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.